                                                                     EXHIBIT 2.3

                         DURBAN ROODEPOORT DEEP, LIMITED

                                  US$60,000,000

                                PRINCIPAL AMOUNT

                      6% SENIOR CONVERTIBLE NOTES DUE 2006

                               PURCHASE AGREEMENT

                                NOVEMBER 4, 2002


                            CIBC WORLD MARKETS CORP.

                      6% SENIOR CONVERTIBLE NOTES DUE 2006

                       OF DURBAN ROODEPOORT DEEP, LIMITED

                            CIBC WORLD MARKETS CORP.

                                November 4, 2002

CIBC World Markets Corp.
417 5th Avenue, 2nd Floor
New York, New York 10016

Dear Sirs and Madams:

Durban Roodepoort Deep, Limited, a corporation incorporated under the laws of the Republic of South Africa (the "COMPANY"), proposes to issue and sell to CIBC World Markets Corp. or any affiliate or affiliates of CIBC World Markets Corp. designated by CIBC World Markets Corp. (the "INITIAL PURCHASER"), an aggregate of US$60,000,000 (the "PRINCIPAL AMOUNT") in principal amount of its 6% Senior Convertible Notes due November 12, 2006 (the "FIRM NOTES"), subject to the terms and conditions set forth herein (the "OFFERING"). The Company also proposes to issue and sell to the Initial Purchaser not more than an additional US$6,000,000 principal amount of the Company's 6% Senior Convertible Notes due November 12, 2006 (the "ADDITIONAL NOTES"), if requested by the initial Purchaser as provided in Section 2 hereof. The Firm Notes and the Additional Notes are herein collectively referred to as the "NOTES." The Notes are to be issued pursuant to the provisions of an indenture (the "INDENTURE"), to be dated as of the Closing Date (as hereinafter defined), between the Company, and The Bank of New York, as trustee (the "TRUSTEE"), pursuant to which the Notes, as provided therein, will be convertible at the option of the holders thereof into either (i) ordinary shares in the capital of the Company (the "ORDINARY SHARES") or (ii) American Depositary Receipts evidencing American Depositary Shares representing Ordinary Shares ("ADRs"). The Notes and the Ordinary Shares or ADRs issuable upon conversion thereof are herein collectively referred to as the "SECURITIES." The Securities and the Indenture are more fully described in the Offering Memorandum (as hereinafter defined) and shall be in substantially the form set out in the Preliminary Offering Memorandum (as defined herein) except for the following:
(i) the Company shall use the proceeds from the Offering as set out in Schedule E attached hereto; (ii) the conversion price will be reduced if the Company distributes a cash dividend on any class of the Company's capital stock by the amount of such dividend; (iii) the Company may redeem the Notes after the day which is three years from Closing Date (as hereinafter defined); and (iv) when the Notes are repaid the holder shall be entitled to the principal amount of the Notes, the accrued interest and 2.5% of the principal amount of the Notes if repaid at maturity or a pro rata portion of the 2.5% of the principal amount of the Notes if it is repaid prior to maturity. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Indenture.

1.   OFFERING MEMORANDUM.

     The Notes will be offered and sold to the Initial Purchaser pursuant to one or more exemptions from the registration requirements under the United States Securities Act of 1933, as amended (the "SECURITIES ACT"). The Company has prepared a preliminary offering memorandum dated October 25, 2002 (the "PRELIMINARY OFFERING MEMORANDUM") and an offering memorandum dated November 4, 2002 (the "OFFERING MEMORANDUM"), relating to the Notes.

     Unless and until a Note is sold or otherwise transferred in connection with an effective registration statement (i) the Notes sold pursuant to Rule 144A under the Securities Act (the "Rule 144A Notes") shall bear the following legend and (ii) until at least the 41st day after the Closing Date or Option Closing Date, as the case may be (each as defined below), the Notes sold pursuant to Regulation S of the Securities Act ("Regulation S Notes") shall bear the following legend:

     The securities evidenced hereby, the ordinary shares issuable upon conversion of the securities evidenced hereby, and the ordinary shares which will be represented by ADSs issuable upon conversion of the securities evidenced hereby, have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and accordingly may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except as set forth in the following sentence. By its acquisition hereof, the holder (1) represents that (a) it is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act (a "QIB") or (b) it is not a U.S. person and is acquiring this security in an offshore transaction in compliance with Regulation S under the Securities Act, (2) agrees that it will not offer, sell, pledge or otherwise transfer this security except (a) to Durban Roodepoort Deep, Limited or any subsidiary thereof, (b) outside the United States to a non-U.S. person in an offshore transaction in accordance with Rule 903 or Rule 904 of Regulation S, (c) in accordance with Rule 144A to a person whom the seller and any person acting on behalf of the seller reasonably believe is a QIB purchasing for its own account or for the account of a QIB in a transaction meeting the requirements of Rule 144A and to whom notice is given that such offer, sale or transfer is being made in reliance on Rule 144A, (d) pursuant to a registration statement which has been declared effective under the Securities Act, or (e) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), in each of the cases (a) through (e) in accordance with any applicable securities laws of any state of the United

     States, and (3) agrees that it will deliver to each person to whom this security or an interest herein is transferred a notice substantially to the effect of this legend. As used herein, the terms "offshore transaction," "United States" and "U.S. person" have the meanings given to them by Regulation S under the Securities Act. The indenture contains a provision requiring the trustee to refuse to register (as applicable) any transfer of this security in violation of the foregoing restrictions.

2.   AGREEMENTS TO SELL AND PURCHASE AND COMMISSION.

     (a) On the basis of the representations, warranties and covenants contained in this Purchase Agreement (this "AGREEMENT"), and subject to the terms and conditions contained herein, the Company agrees to issue and sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, all of the Firm Notes at a purchase price equal to 100% of the principal amount thereof (the "PURCHASE PRICE").

     (b) On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, (i) the Company agrees to issue and sell the Additional Notes and (ii) the Initial Purchaser shall have a right, but not the obligation, to purchase the Additional Notes, from the Company at the Purchase Price. Additional Notes may be purchased solely for the purpose of covering over-allotments made in connection with the offering of the Firm Notes. The Initial Purchaser may exercise its right to purchase Additional Notes in whole or in part from time to time by giving written notice thereof to the Company at any time within 30 days after the date of this Agreement. Such notice shall specify the aggregate principal amount of Additional Notes to be purchased pursuant to such exercise and the date for payment and delivery thereof. The date specified in any such notice shall be a business day (i) no earlier than the Closing Date,
          (ii) no later than ten business days after such notice has been given and (iii) no earlier than two business days after such notice has been given.

     (c) In consideration of the services rendered and to be rendered by the Initial Purchaser to the Company in respect of the Offering, the Company agrees to pay to the Initial Purchaser on the Closing Date or Option Closing Date (as defined at Section 4), as the case may be, a commission equal to 2.75% of the aggregate principal amount of Firm Notes or Additional Notes, as the case may be (the "INITIAL PURCHASER'S COMMISSION") payable in immediately available funds or as a deduction from the funds payable by the Initial Purchaser to the Company for the Firm Notes or Additional Notes, as the case may be.

3.   TERMS OF OFFERING.

     The Initial Purchaser has advised the Company that the Initial Purchaser will make offers (the "EXEMPT RESALES") of the Notes purchased hereunder on the terms set forth in the Offering Memorandum, as amended or supplemented, solely to persons whom the Initial Purchaser reasonably believes to be either (i) where such persons are resident in the U.S. "qualified institutional buyers" as defined in Rule 144A under the Securities Act ("QIB's") or (ii) where such persons are resident outside of the U.S., purchasing such Notes in accordance with Regulation S under the Securities Act and in accordance with the securities laws applicable in the jurisdiction in which such persons are resident ("FOREIGN QUALIFIED PURCHASERS"). The Initial Purchaser will offer the Notes to QIB's and Foreign Qualified Purchasers initially at a price equal to 100% of the principal amount thereof. Such price may be changed at any time without notice. The Initial Purchaser may make the Exempt Resales through an affiliate or agent.

     Holders (including subsequent transferees) of the Securities will have the registration rights set forth in the registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT"), to be dated the Closing Date, in substantially the form of Exhibit A hereto, for so long as such Securities constitute "RESTRICTED SECURITIES" (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Company will agree to file with the U.S. Securities and Exchange Commission (the "COMMISSION"), under the circumstances set forth therein, a shelf registration statement pursuant to Rule 415 under the Securities Act (the "REGISTRATION STATEMENT") relating to the resale by certain holders of the Securities and to use all reasonable best efforts to cause such Registration Statement to be declared and remain effective and usable for the periods specified in the Registration Rights Agreement. This Agreement, the Indenture, the Notes, and the Registration Rights Agreement are hereinafter sometimes referred to collectively as the "OPERATIVE DOCUMENTS."

4.   DELIVERY AND PAYMENT.

     (a) Delivery of, and payment of the Purchase Price for, the Firm Notes shall be made at the offices of Fulbright & Jaworski LLP, 666 Fifth Avenue, New York, NY 10103 or such other location as may be mutually acceptable. Such delivery and payment shall be made at 10:00a.m., New York time, on November 12, 2002 or at such other time on the same date or such other date as the Initial Purchaser and the Company shall agree in writing. The time and date of such delivery and the payment for the Firm Notes are herein called the "CLOSING DATE."

     (b) Delivery of, and payment for, any Additional Notes to be purchased by the Initial Purchaser shall be made at the offices of Fulbright & Jaworski LLP, 666 Fifth Avenue, New York, NY 10103 at 10:00 a.m., New York time, on the date specified in the exercise notice given by CIBC pursuant to Section 2(b) or such other time on the same or such other date as the Initial Purchaser and the Company shall agree in writing. The time and date of delivery, and payment for any Additional Notes are hereinafter referred to as an "OPTION CLOSING DATE."

     (c) One or more of the Notes in definitive global form, registered (i) in the name of Cede & Co., as nominee of the Depositary Trust Company ("DTC"), or (ii) in the name of The Bank of New York Depositary (Nominees) Limited as common depositary for Euroclear and Clearstream, as may be directed by the Initial Purchaser prior to the Closing Date (the "GLOBAL NOTES"), shall be delivered by the Company to the Initial Purchaser (or as the Initial Purchaser directs) in each case with any transfer taxes thereon duly paid by the Company against payment by the Initial Purchaser of the Purchase Price thereof by wire transfer in same day funds to the order of the Company. The Global Notes shall together total the Principal Amount and shall be made available to the Initial Purchaser for inspection not later than 9:30 a.m., New York time, on the business day immediately preceding the Closing Date.

5.   AGREEMENTS OF THE COMPANY.

     The Company hereby agrees with the Initial Purchaser as follows:

     (a) To advise the Initial Purchaser promptly and, if requested by the Initial Purchaser, to confirm such advice in writing of (i) the issuance by any securities commission or regulatory authority of any stop order suspending the qualification or exemption from qualification of any Securities for offering or sale in any jurisdiction designated by the Initial Purchaser pursuant to Section 5(e) below, or the initiation of any proceeding by any securities commission or regulatory authority or any other federal, state or provincial regulatory authority for such purpose and (ii) the happening of any event during the period referred to in Section 5(c) below that makes any statement of a material fact made in the Preliminary Offering Memorandum or the Offering Memorandum untrue in any material respect or that requires any additions to or changes in the Preliminary Offering Memorandum or the Offering Memorandum in order to make the statements therein not misleading. The Company shall use its reasonable best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption of any Securities under any applicable securities laws, including any U.S. state securities or Blue Sky laws and, if at any time any securities commission or regulatory authority or other federal or state regulatory authority shall issue an order suspending the qualification or exemption of any Securities under any applicable securities laws, including any U.S. state securities or Blue Sky laws, the Company shall use its reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

     (b) To furnish the Initial Purchaser and those persons identified by the Initial Purchaser to the Company as many copies of the Preliminary Offering Memorandum and the Offering Memorandum in such place as the Initial Purchaser shall determine, and any amendments or supplements thereto, as the Initial Purchaser may reasonably request for the time period specified in Section 5(c). Subject to the Initial Purchaser's compliance with its representations and warranties and agreements set forth in Section 7 hereof, the Company consents to the use of the Preliminary Offering Memorandum or the Offering Memorandum, and any amendments and supplements thereto required pursuant hereto, by the Initial Purchaser in connection with Exempt Resales.

     (c) During the period commencing on the date of this Agreement and ending on the date the Initial Purchaser notifies the Company that the distribution of the Notes has ceased, (i) not to make any amendment or supplement to the Preliminary Offering Memorandum or the Offering Memorandum of which the Initial Purchaser shall not previously have been advised or to which the Initial Purchaser shall reasonably object after being so advised and (ii) to prepare promptly upon the Initial Purchaser's reasonable request any amendment or supplement to the Offering Memorandum that may be necessary or advisable in connection with such Exempt Resales.

     (d) If, during the period referred to in Section 5(c) above, any event shall occur or condition shall exist as a result of which, in the reasonable opinion of counsel to the Initial Purchaser, it becomes necessary to amend or supplement the Preliminary

          Offering Memorandum or the Offering Memorandum in order that the Preliminary Offering Memorandum or Offering Memorandum will not include an untrue statement of a material fact necessary in order to make the statements therein, in the light of the circumstances when the Offering Memorandum is delivered to a QIB or a Foreign Qualified Purchaser, not misleading, or if, in the opinion of counsel to the Initial Purchaser, it is necessary to amend or supplement the Preliminary Offering Memorandum or the Offering Memorandum to comply with any applicable law, forthwith to prepare an appropriate amendment or supplement to the Preliminary Offering Memorandum or the Offering Memorandum so that the statements therein, as so amended or supplemented, will not, in the light of the circumstances when it is so delivered, be misleading, or so that the Offering Memorandum will comply with applicable law, and to furnish to the Initial Purchaser and such other persons as the Initial Purchaser may designate such number of copies thereof as the Initial Purchaser may reasonably request.

     (e) Prior to the sale of all Notes pursuant to Exempt Resales as contemplated hereby, to cooperate with the Initial Purchaser and counsel to the Initial Purchaser in connection with the registration or qualification of the Securities for offer and sale to the Initial Purchaser and pursuant to Exempt Resales under the securities or Blue Sky laws of such jurisdictions as the Initial Purchaser may request and to continue such registration or qualification in effect so long as required for Exempt Resales and to file such consents to service of process or other documents as may be necessary in order to effect such registration or qualification; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign company in any jurisdiction in which it is not now so qualified or to take any action that would subject it to general consent to service of process or taxation, other than as to matters and transactions relating to the Offering Memorandum or Exempt Resales, in any jurisdiction in which it is not now so subject.

     (f) So long as the Notes are outstanding, (i) to mail or make generally available as soon as practicable after the end of each fiscal year to the record holders of the Notes a financial report of the Company and its subsidiaries on a consolidated basis it being agreed that all such financial reports will include a consolidated balance sheet, a consolidated statement of operations, a consolidated statement of cash flows and a consolidated statement of shareholders' equity as of the end of and for such fiscal year, together with comparable information as of the end of and for the preceding year, certified by the Company's independent public accountants and (ii) to mail or make generally available as soon as practicable after the end of each quarterly period (except for the last quarterly period of each fiscal year) to such holders, a consolidated balance sheet, a consolidated statement of operations and a consolidated statement of cash flows as of the end of and for such period, and for the period from the beginning of such year to the close of such quarterly period, together with comparable information for the preceding quarterly periods; provided that the Company shall not be obligated to provide the holders of the Notes any information which is not otherwise provided to the holders of its ADRs and Ordinary Shares.

     (g) So long as the Notes are outstanding, to furnish or to make available to the Initial Purchaser as soon as available copies of all reports or other communications furnished by the Company to its security holders or furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed or otherwise asserts jurisdiction and such other publicly available information concerning the Company and/or its subsidiaries as the Initial Purchaser may reasonably request.

     (h) So long as any of the Notes remain outstanding and during any period in which the Company is not subject to Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), to make available to any holder of Securities in connection with any sale thereof and any prospective purchaser of such Securities from such holder the information ("RULE 144A INFORMATION") required by Rule 144A(d)(4) under the Securities Act or the information ("RULE 144 INFORMATION") required by Rule 144(c)(2) under the Securities Act, as applicable.

     (i) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of the obligations of the Company under this Agreement, including: (i) the fees, disbursements and expenses of counsel to the Company and accountants of the Company in connection with the sale and delivery of the Notes to the Initial Purchaser and pursuant to Exempt Resales, and all other fees and expenses in connection with the preparation, printing, filing and distribution of the Preliminary Offering Memorandum and the Offering Memorandum, any documents incorporated by reference and all amendments and supplements to any of the foregoing (including financial statements), including the mailing and delivering of copies thereof to the Initial Purchaser and persons designated by it in the quantities specified-herein, (ii) all costs and expenses related to the transfer and delivery of the Notes to the Initial Purchaser and pursuant to Exempt Resales, including any transfer or other taxes payable thereon, (iii) all costs of printing or producing this Agreement, the other Operative Documents and any other agreements or documents in connection with the offering, purchase, sale or delivery of the Securities, (iv) all expenses in connection with the registration or qualification of the Securities for offer and sale under the securities or Blue Sky laws of the several states and all costs of printing or producing any preliminary and supplemental Blue Sky memoranda in connection therewith (including the filing fees and fees and disbursements of counsel for the Initial Purchaser in connection with such registration or qualification and memoranda relating thereto), (v) the cost of printing certificates representing the Securities, (vi) all expenses and listing fees in connection with the application for quotation of the Notes in The PORTAL Market of the Nasdaq Stock Market Inc. ("PORTAL"), (vii) the fees and expenses of the Trustee and the Trustee's counsel in connection with the Indenture and the Notes together with the fees of the paying agent, (viii) the costs and charges of any transfer agent, registrar and/or depository (including DTC, Euroclear and Clearstream), (ix) all costs and expenses of the Registration Statement, as set forth in the Registration Rights Agreement, (x) all expenses and listing fees in connection with the application for listing the Ordinary Shares and ADRs issuable upon conversion of the Notes on the JSE Securities Exchange South Africa (the "JSE"), the Nasdaq SmallCap Market ("NASDAQ") or any other exchange on which the Company's securities are listed, as the case may be, to the extent applicable and (xi) and all other costs and expenses incident to the performance of the obligations of the Company hereunder for which a provision is not otherwise made in this Section.

     (j) To effect the inclusion of the Notes in PORTAL and to use reasonable best efforts to maintain the quotation of the Notes on PORTAL for so long as any of the Rule 144A Notes are outstanding.

     (k) To obtain the approval of each of DTC, Euroclear and Clearstream for "book-entry" transfer of the Notes, and to comply with all of its agreements set forth in the representation letters of the Company to DTC, Euroclear and Clearstream relating to the approval of the Notes by DTC, Euroclear and Clearstream for "book-entry" transfer.

     (l) To cause the Ordinary Shares and the ADRs issuable upon conversion of the Notes to be duly included for quotation on the JSE or NASDAQ, as the case may be, prior to the Closing Date, subject to notice of official issuance. The Company will ensure that such Ordinary Shares and ADRs remain included for quotation on the JSE, NASDAQ or any other national securities exchange upon which such securities are listed, as the case may be, following the Closing Date for so long as any Ordinary Shares or ADRs are listed on the JSE or remain listed on NASDAQ, respectively, as the case may be. The Company will use its reasonable best efforts to maintain the listing of its Ordinary Shares on the JSE and to maintain the quotation of its ADRs on NASDAQ or any other national securities exchange or OTC Bulletin Board.

     (m) The Company will reserve and keep available at all times, or cause the ADR depositary to so reserve and keep available, as the case may be, free of preemptive rights, the Ordinary Shares and ADRs for the purpose of enabling the Company to satisfy its obligations to issue the Ordinary Shares and ADRs upon conversion of the Notes.

     (n) The Company shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or ADRs (other than the issuance of Ordinary Shares or ADRs upon conversion of the Notes or any securities convertible into or exercisable or exchangeable for Ordinary Shares or ADRs), for a period of 90 days after the date hereof without the prior written consent of the Initial Purchaser, which shall not be unreasonably withheld. Notwithstanding the foregoing, during such period (i) the Company may grant securities convertible into or exercisable or exchangeable for Ordinary Shares or ADRs pursuant to the Company's existing stock option or stock purchase plans, and (ii) the Company may issue Ordinary Shares or ADRs upon the conversion or exchange of a convertible or exchangeable security outstanding on the date hereof or granted under the Company's existing stock option or stock purchase plans. The Company shall, prior to or concurrently with the execution of this Agreement, deliver an agreement executed by each of the directors and officers of the Company listed on Exhibit D to the effect that such person will not, during the period commencing on the date such person signs such agreement and ending 90 days after the date hereof, without the prior written consent of the Initial Purchaser, (i) engage in any of the transactions described in the first sentence of this paragraph

          (whether such shares or any such securities are now owned by such individual or are hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences associated with the ownership of any Ordinary Shares or ADRs (whether any such transactions described in clause (i) or (ii) is to be settled by the delivery of Ordinary Shares or ADRs or such other securities, in cash or otherwise).

     (o) The Company will not and will not cause its subsidiaries to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Notes to the Initial Purchaser or pursuant to Exempt Resales in a manner that would require the registration of any such sale of the Notes under the Securities Act.

     (p) In connection with the offering, until the Initial Purchaser shall have notified the Company of the completion of the resale of the Notes, neither the Company nor any of its subsidiaries or affiliates has or will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its subsidiaries or affiliates has a beneficial interest any Notes or attempt to induce any person to purchase any Notes; and neither it nor any of its subsidiaries or affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Notes.

     (q) Neither the Company, nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf will engage in any directed selling efforts (as such term is defined in Regulation S) with respect to the Notes in connection with the Offering in the United States;

     (r) Neither the Company, nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Notes in the United States;

     (s) Until the earlier of (i) the date which is one year after the date as of which the holders of the Notes may sell all of the Ordinary Shares or ADRs issuable upon conversion of the Notes without restriction pursuant to Rule 144(k) promulgated under the Securities Act and (ii) the date on which the holders of the Notes shall have sold all of the Ordinary Shares or ADRs issuable upon conversion of the Notes and (iii) none of the Notes is outstanding (the "Reporting Period"), the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

     (t) The Company shall maintain a depositary agreement pursuant to which ADRs will be issued upon conversion of the Notes for so long as any Notes remain outstanding (the "DEPOSITARY AGREEMENT").

     (u) Not to voluntarily claim, and to actively resist any attempts to claim, the benefit of any usury laws against the holders of any Notes.

     (v) To use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under the caption "Use of Proceeds."

     (w) To perform all things required or necessary to be done and performed under this Agreement by it prior to the Closing Date and to satisfy all conditions precedent to the delivery of the Notes.

     (x) Prior to the Closing Date the Company will not issue any press release or other communication directly or indirectly or hold any press conference with respect to the Company, its condition, financial or otherwise, or earnings, business affairs or business prospects (except for routine oral marketing communications in the ordinary course of business and consistent with the past practices of the Company and of which the Initial Purchaser are notified), without the prior written consent of the Initial Purchaser, unless in the judgment of the Company and its counsel, and after notification to the Initial Purchaser, such press release or communication is required by law.

6.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE COMPANY.

     The Company hereby represents and warrants to the Initial Purchaser as of the date hereof and as of the Closing Date, which representations and warranties shall survive the Closing, as follows:

     (a) ORGANIZATION AND STANDING. The Company is a corporation duly organized and validly existing under the laws of the Republic of South Africa. The Company has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted. Neither the Company nor any of its subsidiaries is (i) in violation of its charter or by-laws (or other comparable organizational documents), (ii) in default in any material respect, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject or (iii) in violation in any material respect of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject, which defaults, events or violations in the case of clauses (ii) or (iii) would have a material adverse effect on the Company.

     (b) CAPITAL. All outstanding shares in the capital of the Company have been duly authorized and validly issued and are fully paid, non-assessable and not subject to any pre-emptive or similar rights, and, except as disclosed in the Offering Memorandum there are no restrictions upon the voting or transfer of the Ordinary Shares or ADRs pursuant to the Company's constitutional or other governing documents or, except as set forth herein, any agreement or other instrument to which the Company is a party or by which it may be bound. The Ordinary Shares and the ADRs conform in all material respects to the descriptions thereof set forth in the Offering Memorandum. The authorized and outstanding capital of the Company is as set forth in the Offering Memorandum, and there have been no changes thereto since the date set forth under the heading "Capitalization" in the Offering Memorandum, except to the extent that certain outstanding options and warrants set forth in the Offering Memorandum may have been exercised.

     (c) MATERIAL SUBSIDIARIES. Except as disclosed in the Offering Memorandum, the Company owns, directly or indirectly, free and clear of any security interest, claim, lien, encumbrance or adverse interest of any nature, of the purchase of the issued and outstanding equity securities set out in Schedule B to this Agreement of each of the companies listed at Schedule A (the "MATERIAL SUBSIDIARIES"), each of which company is duly organized and validly existing under the laws of its governing jurisdiction and has not been dissolved and each of which has the corporate capacity and authority to carry on its business as presently carried on in all jurisdictions where each such company carries on business.

     (d) CORPORATE POWER. The Company will have at the Closing Date all requisite corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement, to sell and issue the Notes and to issue, or cause the ADR depositary to issue; as the case maybe; the Ordinary Shares and ADRs issuable upon the conversion of such Notes, and to carry out and perform its obligations under the terms of this Agreement and the Registration Rights Agreement.

     (e) AUTHORIZATION AND VALIDITY OF INDENTURE. The Indenture conforms in all material respects to the description of the Indenture in the Offering Memorandum. The Company will have at the Closing Date all requisite power and authority to execute and deliver the Indenture when duly executed and delivered by the Company and duly authorized, executed and delivered by the Trustee, the Indenture will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability. On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the "TIA" or "TRUST INDENTURE ACT"), and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder and upon the effectiveness of the Registration Statement, will be qualified under the TIA.

     (f) AUTHORIZATION AND VALIDITY OF NOTES. The Notes have been duly authorized and, when duly executed, delivered and authenticated in accordance with the provisions of the Indenture and when delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement, the holders of the Notes will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, enforceable in accordance with their terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability. On the Closing Date, the Notes will conform in all material respects as to legal matters to the description thereof contained in the Offering Memorandum.

     (g) AUTHORIZATION AND VALIDITY OF ORDINARY SHARES AND ADRs. The Notes are convertible into either Ordinary Shares or ADRs in accordance with the terms of the Indenture; the Ordinary Shares or ADRs initially issuable upon conversion of the Notes have been duly authorized and reserved for issuance upon such conversion and, when issued upon such conversion, will be validly issued, fully paid and non-assessable, will conform to the description thereof contained in the Offering Memorandum and will be duly authorized for listing on the JSE, NASDAQ or such other national securities exchange on which such securities are currently listed, subject to notice of official issuance. The holders of Ordinary Shares or ADRs or other holders of the Company's securities have no pre-emptive or similar rights with respect to the Notes or the Ordinary Shares or ADRs issuable upon conversion of the Notes. The certificates evidencing the Ordinary Shares or ADRs issuable upon conversion of the Notes will be in due and proper legal form.

     (h) AUTHORIZATION AND VALIDITY OF PURCHASE AGREEMENT AND REGISTRATION RIGHTS AGREEMENT. All corporate action on the part of the Company, its directors, and its shareholders necessary for the authorization, execution, delivery, and performance of this Agreement and the Registration Rights Agreement by the Company will have been taken prior to the Closing. This Agreement and the Registration Rights Agreement, when executed and delivered by the Company, will constitute valid and binding obligations of the Company enforceable in accordance with their terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

     (i) NO CONFLICT. Except as disclosed in the Offering Memorandum, the issuance and sale of the Notes by the Company and the issuance of Ordinary Shares and ADRs issuable upon the conversion of such Notes does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of its constitutional documents or any agreement or instrument to which the Company is a party, and will not contravene any provision of applicable South African law.

     (j) DEPOSITARY AGREEMENT. All corporate action on the part of the Company, its directors and its shareholders necessary for the authorization, execution, delivery and performance of the Depositary Agreement will be taken prior to Closing. The Depositary Agreement will constitute a valid and binding obligation of the Company enforceable in accordance with its terms. Upon the issuance of the ADRs the holders thereof will be entitled to the rights specified in the Depositary Agreement and the description thereof set forth in the Offering Memorandum.

     (k) THE JSE SECURITIES EXCHANGE SOUTH AFRICA. The Ordinary Shares are listed and posted for trading on the JSE and the Company is in compliance, in all material respects, with the listing requirements of the JSE. The Company has received the necessary approval for the Offering from the JSE, and all other necessary regulatory authorities, including without limitation the South African Reserve Bank. The Ordinary Shares will be listed and posted for trading on the JSE or any substitute exchange in South Africa where the Ordinary Shares then trade following their issue upon conversion of the Notes.

     (l) REGULATORY APPROVAL. The ADRs are eligible for trading on the NASDAQ and the Company is in compliance, in all material respects, with the listing requirements of NASDAQ. The Company has received the necessary approval for the Offering from NASDAQ, and all other regulatory authorities, to the extent applicable. The ADRs will be eligible for trading on any exchange or market in the United States on which the ADRs then trade following their issue upon conversion of the Notes. No action has been taken and no statute, rule, regulation or order has been enacted, adopted or issued by any governmental agency or body which prevents the issuance of the Securities or suspends the sale of the Securities in the United States or South Africa or, to the Company's knowledge, in any other jurisdiction; no injunction, restraining order or order of any nature by any federal or state court of competent jurisdiction in the United States or South Africa, or, to the Company's knowledge in any other jurisdiction, has been issued with respect to the Company or any of its subsidiaries which would prevent or suspend the issuance or sale of the Securities or the use of the Preliminary Offering Memorandum or the Offering Memorandum in the United States or South Africa, or, to the Company's knowledge in any other jurisdiction; no action, suit or proceeding is pending against or, to the best knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries before any court or arbitrator or any governmental agency, body or official, domestic or foreign which could reasonably be expected to interfere with or adversely affect the issuance of the Securities; and the Company has complied with any and all requests by any securities authority in any jurisdiction for additional information to be included in the Preliminary Offering Memorandum and the Offering Memorandum.

     (m) OTHER APPROVALS. The Company has received all other approvals and consents whether required by law, regulatory body or by contract, necessary to allow the Company to perform its obligations hereunder and give effect to the transactions described in this Agreement including all necessary approvals required from the holders of securities of the Company and all necessary approvals required by the South African Reserve Bank, other than any approvals the absence of which would not have a material adverse effect on the Company or interfere with the Company's issuance of the Notes.

     (n)  NO MATERIAL CHANGE. Since September 30, 2002,

          (i) there has not been any material change in the assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Company and the Material Subsidiaries taken as a whole that has not been publicly disclosed;

          (ii) there has not been any material change in the capital stock or long-term debt of the Company or its Material Subsidiaries taken as a whole that has not been publicly disclosed;

          (iii) there has not been any material change in the business, business prospects, condition (financial or otherwise) or results of the operations of the Company and its Material Subsidiaries taken as a whole that has not been publicly disclosed;

          (iv) except as has been publicly disclosed, since September 30, 2002, the Company and each of its Material Subsidiaries has carried on its business in the ordinary course; and

          (v) the information filed by the Company in accordance with applicable securities regulation during the last 12 months did not, as of the day of filing, contain a material misrepresentation or omit to state a material fact otherwise required to be stated in such filing.

     (o) FREELY TRADEABLE ORDINARY SHARES. If the Notes were converted on the date hereof the Ordinary Shares issued upon such conversion would be freely tradeable through the facilities of the JSE by the Initial Purchaser immediately following the Closing and are not subject to any selling restrictions or "hold periods".

     (p) ISSUE DUTY. Any issue duty, stamp duty or other taxes payable in connection with the Offering shall be paid by the Company, including, without limitation the filing fees and expenses in connection with the filing of Forms 45-501F1 with the Ontario Securities Commission and the equivalent of such form with each of the other securities regulatory authorities in each Canadian province or territory in which purchasers of Notes are resident as may be required under the securities laws of such province or territory.

     (q) CANADIAN SHAREHOLDERS. The Company is not a reporting issuer or the equivalent thereof as defined in the securities laws of each of the provinces and territories of Canada and as of the Closing Date after giving effect to the issue of the Notes and the conversion thereof, the Company has no knowledge that residents of Canada owned, directly or indirectly, more than 10 percent of the Ordinary Shares of the Company and represented more than 10 percent of the total number of owners, directly or indirectly, of Ordinary Shares of the Company.

     (r) TAX RETURNS. The Company has filed all tax returns which are required to be filed through the date hereof, or has received valid extensions thereof, and has paid all taxes shown on such returns and all assessments and reassessments received by it to the extent that the same are material and have become due.

     (s) LICENSES. Each of the Company and its Material Subsidiaries has all material licenses, franchises, permits, authorizations, approvals and orders of and from all applicable regulatory agencies or bodies that are necessary to own its properties and conduct its business as described in the Offering Memorandum.

     (t) TITLE. Each of the Company and its Material Subsidiaries has good title to each of the items of real property which are reflected in the most recent financial statements of the Company or are referred to in the Offering Memorandum as being owned by the Company or any one of its Material Subsidiaries, other than any defect in title which would not have a material adverse effect on the Company, other than as described in the Offering Memorandum are free and clear of all mortgages, liens, charges, security interests, encumbrances or defects.

     (u) LITIGATION. Except as set out in the Offering Memorandum, no litigation, administrative proceeding, arbitration or other proceeding before or of any court, tribunal, arbitrator or regulatory or other governmental body is presently in process, pending, or to the knowledge of the Company, threatened against or affecting the Company, which could reasonably be expected to have a material adverse effect on the Company.

     (v) ENVIRONMENTAL LAWS. Each of the Company and its Material Subsidiaries is in compliance in all material respects with all applicable laws, statutes, ordinances, by-laws, regulations, orders, directives and decisions rendered by ministry, department or administrative or regulatory agency (the "ENVIRONMENTAL LAWS") relating to the protection of the environment or pollutants, contaminated, chemicals, or industrial, toxic or hazardous wastes and substances, except for any instances of non-compliance which would not have a material adverse effect on the Company. The Company and its Material Subsidiaries have obtained all necessary licenses, permits and approvals necessary for its operations under applicable Environmental Laws.

     (w) USE OF PROCEEDS. The Company will use the proceeds of the Offering as set out in the Offering Memorandum.

     (x) RULE 144 A(d)(4) REQUIREMENTS. THE Preliminary Offering Memorandum does not and the Offering Memorandum on the Closing Date or the Option Closing Date, except for any statement in the Preliminary Offering Memorandum that was corrected in the Offering Memorandum will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the representation and warranty contained in this paragraph 6(z) shall not apply to statements in or omissions from the Offering Documents based upon written information furnished to the Company by the Initial Purchaser specifically for use therein,

     (y) RULE 144A(d)(3) REQUIREMENTS. When the Notes are issued and delivered pursuant to this Agreement, the Notes will not be of the same class (within the meaning of

          Rule 144A under the Securities Act) as any security of the Company that is listed on a national securities exchange registered under
          Section 6 of the Exchange Act or that is quoted in a United States automated inter-dealer quotation system.

     (z) FINANCIAL STATEMENTS. Deloitte & Touche are independent certified public accountants with respect to the Company and its Material Subsidiaries as required by the Securities Act and within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants. The financial statements of the Company included in the Preliminary Offering Memorandum and the Offering Memorandum present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated in conformity with generally accepted accounting principles and applied on a consistent basis throughout the periods involved; the selected financial data, the summary financial data and other financial and statistical information regarding the Company included in the Preliminary Offering Memorandum and the Offering Memorandum present fairly the information shown therein and have, except as stated therein, been compiled on a basis consistent with that of the financial statements of the Company included in the Preliminary Offering Memorandum and the Offering Memorandum and the Company has no material liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, which are not reflected or reserved against in such financial statements or specifically disclosed in the Offering Memorandum.

          (aa) RELATED PARTIES. No relationship, direct or indirect, exists between or among any of the Company or any affiliate of the Company on the one hand, and any director, officer, stockholder, customer or supplier of any of them, on the other hand, which, if the Notes were being registered under the Securities Act, would be required by the Securities Act or the rules and regulations thereunder to be described in the applicable registration statement which is not so described in the Offering Memorandum.

          (bb) NO ADVERTISING OR SOLICITATION. No form of general solicitation or general advertising (as defined in Regulation D under the Securities Act) was used by the Company, or any of its affiliates (other than the Initial Purchaser, as to whom the Company makes no representation) in connection with the offer and sale of the Notes contemplated hereby, including without limitation articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. No securities of the same class as the Notes have been issued and sold by the Company within the six month period immediately prior to the date hereof.

          (cc) NO PRIOR DISTRIBUTIONS. Except as permitted by the Securities Act, neither the Company nor any of its subsidiaries has distributed and, prior to the completion of the initial distribution of the Notes (which includes the sale by the Initial Purchaser), neither will distribute, any offering materials in connection with the offering and sale of the Notes other than the Offering Memorandum.

          (dd) NO MARKET STABILIZATION. The Company has not taken, nor will it take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in, or that has constituted or that might reasonably be expect to constitute, the stabilization or manipulation of the price of the Ordinary Shares, ADRs or the Notes.

          (ee) NO REQUIREMENT FOR QUALIFICATION OF INDENTURE. Prior to the effectiveness of any Registration Statement, the Indenture is not required to be qualified under the TIA.

          (ff) NO REGISTRATION REQUIREMENT. No registration under the Securities Act of the Notes is required for the sale of the Notes to the Initial Purchaser as contemplated hereby or for the Exempt Resales assuming the accuracy of the Initial Purchaser's representations and warranties and agreements set faith in
                Section 7 hereof.

          (gg) OFFERING RESTRICTIONS. The Company and its affiliates have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act in connection with the offer and sale of the Notes under Regulation S.

          (hh) DIRECTED SELLING. Neither the Company, nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on its or their behalf, has engaged in any "directed selling efforts" (as defined in Regulation S) in connection with the offer and sale of the Notes under Regulation S.

          (ii) INVESTMENT COMPANY. The Company is not, and as a result of the offer and sale of the Notes will not become, an "investment company" under, and such term is defined in, the United States Investment Company Act of 1940, as amended.

          (jj) PASSIVE FOREIGN INVESTMENT COMPANY. The Company is not, for the year ended June 30, 2002, and does not intend to become, (i) a passive foreign investment company within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the "Code") or (ii) a foreign personal holding company within the meaning of Section 552 of the Code.

          (kk) OFFER TO PUBLIC. The offer by the Company for the issuance and delivery of Notes is not an offer for subscription or sale to the public as defined in Chapter VI of South African Companies Act, 1973 (as amended) in South Africa.

          (ll) ACCOUNTING CONTROLS. The Company and the Material Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (mm) UNLAWFUL PAYMENTS. From July 1, 2000 up to and including the date hereof, neither the Company nor any of its Material Subsidiaries, to the best knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Material Subsidiaries has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

          (nn) SOLVENCY. On and immediately after the Closing Date, the Company (after giving effect to the issuance of the Notes and to the other transactions related thereto as described in the Offering Memorandum will be Solvent. As used in this paragraph, the term "Solvent" means, with respect to a particular date, that on such date the present fair market value (or present fair saleable value) of the assets of the Company is not less than the total amount required to pay the probable liabilities of the Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, the Company is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, assuming the sale of the Securities as contemplated by this Agreement and the Offering Memorandum, the Company is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature and the Company is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Company is engaged. In computing the amount of such contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          (oo) OTHER COMMISSIONS. Neither the Company nor the Material Subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against the Company or the Initial Purchasers for a brokerage commission, finder's fee or like payment in connection with the offering and sale of the Securities other than in connection with the financial advisory services relating to the Offering and the fair and reasonable opinion to be delivered in accordance with the rules of the JSE.

          (pp) RANKING SECURITY. The Notes will rank PARI PASSU with all future and present indebtedness of the Company.

7.   INITIAL PURCHASER'S REPRESENTATIONS AND WARRANTIES.

     The Initial Purchaser represents and warrants to, and agrees with, the
     Company:

     (a) CIBC World Markets Corp. is a QIB and an "accredited investor" (as such term is defined under Regulation D under the Securities Act), with such knowledge and experience in financial and business matters as is necessary in order to evaluate the merits and risks of an investment in the Notes.

     (b) The Initial Purchaser (A) is not acquiring the Securities with a view to any distribution thereof or with any present intention of offering or selling any of the Securities in a transaction that would violate the Securities Act or the securities laws of the Republic of South Africa, any state of the United States, any province or territory of Canada or any other applicable jurisdiction (the "SECURITIES LAWS") and (B) the Initial Purchaser acknowledges and agrees that the Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except (i) QIB's in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A, or to (ii) Foreign Qualified Purchasers in offshore transactions in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S promulgated thereunder.

     (c) The Initial Purchaser agrees that no form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) has been or will be used by such Initial Purchaser or any of its representatives in connection with the offer and sale of the Securities pursuant hereto, including without limitation articles, notices or other communications published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

     (d) The Initial Purchaser agrees that, in connection with Exempt Resales, such Initial Purchaser will solicit offers to buy the Securities only from, and will offer to sell the

          Securities only to, QIB's or Foreign Qualified Purchasers, as the case may be. The Initial Purchaser further agrees that it will offer to sell the Securities only to, and will solicit offers to buy the Securities only from persons whom the Initial Purchaser reasonably believes are QIB's or Foreign Qualified Purchasers, as the case may be, and that agree that (A) the Securities purchased by them may be offered, resold, pledged or otherwise transferred within the time period referred to under Rule 144(k) (taking into account the provisions of Rule 144(d) under the Act, if applicable) under the Securities Act, as in effect on the date of the transfer of such Securities, only (1) to a person whom the seller reasonably believes is a QIB acquiring for its own account or for the account of a QIB in a transaction meeting the requirements of Rule 144A under the Securities Act, (2) pursuant to an exemption from registration under the Act provided by Rule 144 thereunder (if available), (3) to a Foreign Qualified Purchaser that prior to such transfer, furnishes the Trustee a signed letter containing certain representations and agreements relating to the registration and transfer of such Securities and, if requested by the Company, an opinion of counsel acceptable to the Company that such transfer is in compliance with the Securities Act, (4) in accordance with another exemption from the registration requirements under the Securities Act (and based upon an opinion of counsel acceptable to the Company) or (5) pursuant to an effective registration statement and, in each case, in accordance with the applicable securities laws of the United States or other jurisdictions and (B) such QIB's will deliver to each person to whom such Securities or an interest therein is transferred a notice substantially to the effect of the foregoing. The Initial Purchaser will not distribute the Securities in violation of any Securities Laws.

     (e) The Initial Purchaser acknowledges that the Company, for purposes of the opinions to be delivered to the Initial Purchaser pursuant to
          Section 9 hereof, counsel to the Company and counsel to the Initial Purchaser will rely upon the accuracy and truth of the foregoing representations and the Initial Purchaser hereby consents to such reliance.

     (f) The Initial Purchaser agrees that it will offer and sell the Securities (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the last Closing Date (the "DISTRIBUTION COMPLIANCE PERIOD"), only in accordance with Rule 903 of Regulation S or Rule 144A under the Securities Act as set out below. Accordingly, neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Securities, and it and they have complied and will comply with the offering restrictions requirement of Regulation S the Initial Purchaser agrees that, at or prior to confirmation of sale of Securities (other than a sale pursuant to Rule 144A), it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

          "The securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 41 days after the later of the commencement of the offering and the last Closing Date, except in either case in accordance with Regulation S or Rule 144A under the Securities Act. Terms used above have the meanings given to them by Regulation S under the Securities Act."

          Terms used in this paragraph have the meanings given to them by Regulation S.

     (g) The Initial Purchaser represents that it has not entered and agrees that it will not enter into any contractual arrangement with any distributor (as that term is defined in Regulation S) with respect to the distribution or delivery of the Notes, except with its affiliates that agree to the same restrictions as those set forth in this
          Section 7.

8.   INDEMNIFICATION.

     (a) The Company agrees to indemnify and hold harmless the Initial Purchaser, its directors, its affiliates, its officers, the directors and officers of its affiliates and each person, if any, who controls the Initial Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), (collectively referred to for the purposes of this section 8(a) as an Initial Purchaser) from and against any and all losses, claims, damages and liabilities (joint or several) and judgments (including without limitation any legal, investigation and other expenses incurred in connection with investigating or defending any matter, including any action that could give rise to any such losses, claims, damages, liabilities or judgments, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other Federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, Offering Memorandum (or any amendment or supplement thereto) or any Rule 144 Information or Rule 144A Information provided by the Company to any holder or prospective purchaser of Securities pursuant to
          Section 5(h) or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or judgments are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to the Initial Purchaser furnished in writing to the Company by the Initial Purchaser specifically for use therein. The foregoing indemnity agreement with respect to any Preliminary Offering Memorandum shall not inure to the benefit of any indemnified person who failed to deliver an Offering Memorandum (as then amended or supplemented, provided by the Company to the Initial Purchaser in the requisite quantity and on a timely basis to permit proper delivery on or prior to the Closing Date) to the person assessing any losses, claims, damages and liabilities and judgments caused by any untrue statement of alleged untrue statement of a material fact contained in any Preliminary Offering Memorandum, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such material misstatement or omission or alleged material misstatement or omission was cured, as determined by a court of competent jurisdiction in a decision not subject to further appeal, in such Offering Memorandum.

     (b) The Initial Purchaser agrees to indemnify and hold harmless the Company and its directors and officers and each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) the Company to the same extent as the foregoing indemnity from the Company to the Initial Purchaser but in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Preliminary Offering Memorandum or the Offering Memorandum in reliance upon and in conformity with information relating to the Initial Purchaser famished in writing to the Company by the Initial Purchaser expressly for use therein; provided, however, that the obligation of the Initial Purchaser to indemnify the Company (including any controlling person, director or officer thereof) shall be limited to the net proceeds received by the Company from such Initial Purchaser.

     (c) In case any action shall be commenced involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b) (the "INDEMNIFIED PARTY"), the indemnified party shall promptly notify the person against whom such indemnity may be sought (the "INDEMNIFYING PARTY") in writing and the indemnifying party shall assume the defence of such action, including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all fees and expenses of such counsel, as they are incurred (except that in the case of any action in respect of which indemnity may be sought pursuant to both Sections 8(a) and 8(b), the Initial Purchaser shall not be required to assume the defence of such action pursuant to this
          Section 8(c) but may employ separate counsel and participate in the defense thereof, but the fees and expenses of such counsel, except as provided below, shall be at the expense of the Initial Purchaser). Any indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the employment of such counsel shall have been specifically authorised in writing by the indemnifying party;
          (ii) the indemnifying party shall have failed to assume the defense of such action or employ counsel reasonably satisfactory to the indemnified party within a reasonable time after notice of the commencement thereof, in each of which case the fees and expenses of counsel shall be at the expense of the indemnifying parties, or (iii) the named parties to any such action (including any impleaded parties) include both the indemnified party and the indemnifying party, and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party). In any such case, the indemnifying party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties, and all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Initial Purchaser, in the case of the parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall indemnify and hold harmless the indemnified party from and against any and all losses, claims, damages, liabilities and judgments by reason of any settlement of any action (i) effected with its written consent or (ii) effected without its written consent if the settlement is entered into more than twenty business days after the indemnifying party shall have received a request from the indemnified party for reimbursement for the fees and expenses of counsel (in any case where such fees and expenses are at the expense of the indemnifying party) and, prior to the date of such settlement, the indemnifying party shall have failed to comply with such reimbursement request. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement or compromise of, or consent to the entry of judgment with respect to, any pending or threatened action in respect of which the indemnified party is or could have been a party and indemnity or contribution may be or could have been sought hereunder by the indemnified party, unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability on claims that are or could have been the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the indemnified party.

     (d) To the extent the indemnification provided for in this Section 8 is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages, liabilities or judgments referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities and judgments (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Initial Purchaser, on the other hand, in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Initial Purchaser, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the offering of the Securities (after Initial Purchaser's discounts or commissions, but before deducting expenses) received by the Company, and the total discounts and commissions received by the Initial Purchaser bear to the total price to investors of the Securities, in each case as set forth on the cover page of the Offering Memorandum. The relative fault of the

          Company, on the one hand, and the Initial Purchaser, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Initial Purchaser, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

          The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such indemnified party in connection with investigating or defending any matter, including any action, that could have given rise to such losses, claims, damages, liabilities or judgments. Notwithstanding the provisions of this Section 8, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total discounts and commissions received by the Initial Purchaser exceeds the amount of any damages that the Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (e) The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any indemnified party at law or in equity.

9.   CONDITIONS OF THE INITIAL PURCHASER'S OBLIGATIONS.

     The obligations of the Initial Purchaser to purchase the Firm Notes under this Agreement on the Closing Date and the Additional Notes, if any, on any Option Closing Date are subject to the satisfaction of each of the following conditions:

     (a) All the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the Closing Date, or on each Option Closing Date, if any, with the same force and effect as if made on and as of the Closing Date or on each Option Closing Date, if any.

     (b) On or after the date hereof, (i) there shall not have occurred any downgrading, suspension or withdrawal of, nor shall any notice have been given of any potential or intended downgrading, suspension or withdrawal of, or of any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the Company or any securities of the Company (including without limitation the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) by any "nationally recognized statistical rating organization" as such term is defined for the purpose of Rule 436(g)(2) under the Securities Act,
          (ii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the Company or any securities of the Company by any such rating organization and (iii) no such rating organization shall have given notice that it has assigned (or is considering assigning) a lower rating to the Notes than that on which the Notes were marketed.

     (c) Since the respective dates as of which information is given in the Offering Memorandum, other than as set forth in the Offering Memorandum (exclusive of any amendments or supplements thereto after the date of this Agreement), (i) there shall not have occurred any change or any development involving a prospective change in the condition, financial or otherwise, or the earnings, business, management or operations of the Company and its subsidiaries, taken as a whole, (ii) there shall not have been any change or any development involving a prospective change in the capital stock or in the long-term debt of the Company or any of its subsidiaries except in the ordinary course of business, (iii) neither the Company nor any of its subsidiaries shall have incurred any liability or obligation, direct or contingent except in the ordinary course of business, and (iv) neither the Company nor any of its subsidiaries shall have sustained any loss or interference with their respective assets, businesses or properties (whether owned or leased) from fire, explosion, earthquake, flood or other calamity, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree, the effect of which, in case of any event described in the foregoing clause (i), (ii), (iii) or (iv), in the reasonable judgment of the Initial Purchaser, is material and adverse and makes it impracticable to market the Notes on the terms and in the manner contemplated in the Offering Memorandum.

     (d) The Initial Purchaser shall have received on the Closing Date a certificate, dated the Closing Date, and on an Option Closing Date, if any, dated such Option Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of the Company, confirming the matters set forth in Sections 6 and 9 and stating that the Company has complied with all the agreements and satisfied all of the conditions herein contained and required to be complied with or satisfied on or prior to the Closing Date or Option Closing Date, as the case may be.

     (e) The Initial Purchaser shall have received on the Closing Date and each Option Closing Date, if any, an opinion (subject to customary qualifications, limitations and exceptions and satisfactory to you and counsel for the Initial Purchaser), dated the Closing Date or such Option Closing Date, as the case may be, of Bowman Gilfillan Inc., South African counsel for the Company, with respect to the matters set out at Schedule B, and Fulbright & Jaworski LLP with respect to the matters set out at Schedule C, U.S. counsel for the Company.

          Such counsel are not called upon to opine as to factual matters, and the character of determinations involved in the process is such that it is not passing upon and does not need to assume any responsibility for the accuracy, completeness or fairness of the information included in the Offering Memorandum. Such counsel can advise, however, that in and on the basis of its review of the Offering Memorandum and its participation in its preparation, nothing has come to such counsel's attention that causes it to believe that the Offering Memorandum, as of its date or as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Such counsel are not called upon to express an opinion with respect to, and the preceding paragraph does not address, the financial statements and related notes and schedules, and other financial, numerical and accounting information, included in, incorporated by reference in, or omitted from the Offering Memorandum, or any further amendment or supplement thereto. Such counsel are also not called upon to express any opinion with respect to any mater relating to compliance with financial covenants or financial requirements.

     (f) The Initial Purchaser shall have received on the Closing Date and on each Option Closing Date, an opinion, dated the Closing Date, of Blake, Cassels & Graydon LLP, counsel for the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser.

     (g) The Initial Purchaser shall have received, at the time this Agreement is executed and at the Closing Date and each Option Closing Date, if any, letters dated the date hereof or the Closing Date or an Option Closing Date, as the case may be, from Deloitte & Touche LLP, independent public accountants, in form and substance satisfactory to the Initial Purchaser containing the information and statements of the type ordinarily included in accountants' "comfort letters" with respect to the financial statements and certain financial information contained in the Offering Memorandum.

     (h) The Initial Purchaser shall have received, at the Closing Date and each Option Closing Date, the Initial Purchaser's Commission payable by the Company in respect of the Firm Notes or Additional Notes, as the case may be, pursuant to Section 2(c).

     (i) The Notes shall have been approved by the National Association of Securities Dealers, Inc. for trading and duly listed in PORTAL.

     (j) The Initial Purchaser shall have received a counterpart, conformed as executed, of the Indenture which shall have been entered into by the Company and the Trustee.

     (k) The Company shall have executed the Registration Rights Agreement, and the Initial Purchaser shall have received an original copy thereof, duly executed by the Company and the Registration Rights Agreement shall be in full force and effect.

     (l) The Company shall not have failed at or prior to the Closing Date or each Option Closing Date, if any, as the case may be, to perform or comply with all of the agreements contained herein and required to be performed or complied with by the Company at or prior to the Closing Date or Option Closing Date, as the case may be.

     (m) The Initial Purchaser shall have received an opinion that each of the Material Subsidiaries (i) has been duly incorporated and is validly existing; and (ii) has the capacity to carry on its business and own its property as described in the Offering Memorandum.

     (n) The Initial Purchaser shall have received a legal opinion that the Company and each of its Material Subsidiaries, as the case may be, hold good title to the properties described in the Offering Circular as the Blyvoor Section, Buffels Section, Harties Section, Crown Section, West Wits Section and the Tolukuma Mine in the manner described therein, free and clear of any and all mortgages, charges, security interests, encumbrances or defects except as otherwise disclosed in the Offering Circular.

     (o) The Initial Purchaser shall have received executed Lock-Up Agreements in the form set forth in Exhibit B by each of the individuals listed on Schedule D.

10.  EFFECTIVENESS OF AGREEMENT AND TERMINATION.

     (a) If at any time during the period commencing on the date hereof and ending at the Closing Date there shall have occurred any of the following: (i) any moratorium on commercial banking activities shall have been declared by federal or New York state authorities or (ii) an outbreak or escalation of hostilities or a declaration by the United States of a national emergency or war or (iii) a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) the effect of which, in the case of this clause (iii), is, in the reasonable judgment of the Initial Purchaser, so material and adverse as to make it impracticable or inadvisable to proceed with the sale or the delivery of the Securities on the terms and in the manner contemplated by this Agreement and in the Offering Memorandum (exclusive of any amendment or supplement thereto), the Initial Purchaser shall be entitled to terminate its obligations under this Agreement by written notice to that effect given to the Company not later than the Closing Date.

     (b) The rights of termination contained in Section 10(a) above may be exercised by the Initial Purchaser and are in addition to the rights of the Initial Purchaser to terminate its obligations if the conditions set out in section 9 hereof are not fulfilled and any other rights or remedies the Initial Purchaser may have in respect of any default, misrepresentation, act or failure to act or non-compliance by the Company in respect of any of the matters contemplated by this Agreement.

11.  MISCELLANEOUS.

     (a) Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company to DRD Building, 45 Empire Road, Parktown, Johannesburg, P.O. Box 390 Maraisburg 1700, Attention:
          Ian Murray, with a copy to Ezra Davids, Bowman Gilfillan Inc., 9th Floor, Twin Towers West, Sandton City, Johannesburg, 2146 Sandton, Steven Suzzan, Fulbright & Jaworski LLP, 666 Fifth Avenue, New York, New York, 10103-3198, and (ii) if to the Initial Purchaser, c/o CIBC World Markets Corp., 417 5th Avenue, 2nd Floor, New York, New York 10016 Attention: Wayne Adlam, and to CIBC World Markets Inc., BCE Place, 161 Bay Street, P.O. Box 500, Toronto, Ontario, M5J 2S8,
          Attention: Bina Patel, with a copy to Bob Wooder, Blake, Cassels & Graydon LLP, 7th Floor, 10 Lloyd's Avenue, London EC3N 3AX, and to Kaya Proudian, White & Case, 7-11 Moorgate, London EC2R 6HH, and in any case to such other address as the person to be notified may have requested in writing.

     (b) The respective indemnities, contribution agreements, representations, warranties and other statements of the Company and the Initial Purchaser set forth in or made pursuant to this Agreement shall remain operative and in full force and effect and will survive delivery of and payment for the Securities regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchaser, the officers or directors of the initial Purchaser, any person controlling the initial Purchaser, the Company, the officers or directors of the Company, or any person controlling the Company, (ii) acceptance of the Securities and payment for them hereunder and (iii) termination of the Agreement.

     (c) If for any reason the Notes are not delivered by or on behalf of the Company as provided herein (other than as a result of any termination of this Agreement pursuant to Section 10), the Company agrees to reimburse the Initial Purchaser for all out-of-pocket expenses (including the fees and disbursements of counsel) incurred by it. Notwithstanding any termination of this Agreement, the Company shall be liable for all expenses which it has agreed to pay pursuant to
          Section 5(i).

     (d) Except as otherwise provided, this Agreement has been and is made solely for the benefit of and shall be binding upon the Company, the Initial Purchaser, the Initial Purchaser's directors and officers, any controlling persons referred to herein, the directors of the Company and their respective successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this Agreement. The term "successors and assigns" shall not include a purchaser of any of the Securities from the Initial Purchaser merely because of such purchase.

     (e) This Agreement shall be governed and construed in accordance with the laws of the State of New York, including without limitation, Section 5-1401 of the New York General Obligations Law.

     (f) This Agreement may be signed in various counterparts, which together shall constitute one and the same instrument.

     (g) No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

                            [SIGNATURE PAGE FOLLOWS]

Please confirm that the foregoing correctly sets forth the agreement between the Company and the Initial Purchaser by signing in the space provided below.

Very truly yours,


DURBAN ROODEPOORT DEEP, LIMITED


By: /s/ Ian Murray
Name: Ian Murray
Title: CFO


CIBC WORLD MARKETS CORP.


By:/s/ Wayne Adlam
Name: Wayne Adlam
Title: Managing Director



[LAST SIGNED NOVEMBER 2002]

                                   SCHEDULE A

                              MATERIAL SUBSIDIARIES

Blyvooruitzicht Gold Mining Company Limited            100%

Buffelsfontein Gold Mines Limited                      100%

Crown Consolidated Gold Recoveries Limited             100%

Dome Resources (Pty) Ltd.                              100%

                                   SCHEDULE B

                 OPINION OF SOUTH AFRICAN COUNSEL TO THE COMPANY

(i) the Company is a company duly created for an unlimited duration and validly existing as a company limited by shares under the laws of the Republic of South Africa with full power and authority to operate its properties and assets and to carry on its business as currently conducted;

(ii) each of the South African Material Subsidiaries is a company duly created for an unlimited duration and validly existing as a company limited by shares under the laws of the jurisdiction under which such Material Subsidiary is incorporated, with full power and authority to operate its properties and assets and to carry on its business as currently conducted;

(iii) each of the Indenture, Purchase Agreement and Registration Rights Agreement have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company enforceable against the Company in accordance with their terms;

(iv) the Notes to be allotted and issued by the Company have been duly authorized and executed and, when issued and delivered in accordance with the terms of the Indenture and the Purchase Agreement, will rank pari passu in all respects with all other senior, unsecured indebtedness of the Company other than indebtedness which would be preferred by virtue of the Income Tax Act No.58 of 1962 (as amended) and the Insolvency Act No.24 of 1936 (as amended) and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium, judicial management and other similar laws affecting the enforcement of creditor's rights generally and the South African Exchange Control Regulator 1962 (as amended) which require prior approval from the South African Reserve Bank for any payment to be made by a South African resident to a non-resident; the holders thereof will not be subject to personal liability for obligations of the Company by reason of being such holders and the Notes will not be issued subject to any rights of pre-emption;

(v) the Ordinary Shares and ADRs issuable upon the conversion of such Notes to be allotted and issued by the Company have been duly authorized and, when issued and delivered in accordance with the terms of the Indenture and the Purchase Agreement, will be validly issued by the Company in accordance with South African law and its articles and will rank pari passu in all respects with other ordinary shares in the share capital of the Company currently in issue; the holders thereof will not be subject to personal liability for obligations of the Company by reason of being such holders and the Ordinary Shares and ADRs will not be issued subject to any rights of pre-emption and the Ordinary Shares and ADRs issuable upon the conversion of such Notes will be listed on the JSE and will be freely tradable on such exchange;

(vi) the execution and delivery by the Company of, and the performance by the Company of its obligations under each of the Indenture, Purchase Agreement and Registration Rights Agreement, and the issuance and delivery of the Notes and the Ordinary Shares and ADRs issuable upon the conversion of such Notes to be delivered pursuant to the Purchase Agreement, will not contravene any provision of applicable South African law provided that the Company, is performing its obligations acts within the framework of the approvals and authorisations granted to it and referred to in this opinion;

(vii) neither the execution and delivery by the Company of, and the performance by the Company of its obligations under the Purchase Agreement, Indenture, Registration Rights Agreement and the Securities (including, without limitation, the issuance and sale by the Company of the Notes and, upon conversion thereof, Ordinary Shares and ADRs, as the case may be) will to such counsel's knowledge (a) give rise to a right to terminate or accelerate the due date of any payment due under, or result in the breach of any express term or provision of, or constitute a default (or any event which with notice or lapse of time, or both, would constitute a default) under, or require consent or waiver under, or result in the execution or imposition of any lien, charge, claim, security interest or encumbrance upon any properties or assets of the Company pursuant to the express terms of any indenture, mortgage, deed trust, note or other agreement or instrument to which the Company is a party or by which the Company or any of its assets or properties or businesses is bound, (b) to such counsel's knowledge, violate any existing obligations of the Company under the express terms of any judgment, decree, or order of any court or arbitrator or governmental agency or body, which names the Company and is specifically directed to it or its properties, or (c) violate any provision of the constitutional documents of the Company, except for such consents, waivers, approvals and authorizations which have been obtained prior to the Closing Date;

(viii) save for certain statutory returns which the Registrar of Companies in the Republic of South Africa requires for record keeping purposes in relation to the issue of the Ordinary Shares issuable upon the conversion of such Notes, all filings, recordings and enrolments with any government department or other authority in the Republic of South Africa which may be necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Purchase Agreement, the Indenture, the Registration Rights Agreement, the Depositary Agreement, the Notes, and the Ordinary Shares issuable upon the conversion of such Notes have been made. In order to ensure free tradability the share certificates or electronic register as the case may be, evidencing ownership of the Ordinary Shares should be endorsed "non resident" for South African exchange control purposes;

(ix) under current laws and regulations of the Republic of South Africa the holders of the Notes and the Ordinary Shares and ADRs issuable upon the conversion of such Notes will not, by virtue of their ownership of the Notes or the Ordinary Shares issuable upon the conversion of such Notes, become subject to taxation in the Republic of South Africa;

(x) no issuance or transfer taxes or duties are payable by or on behalf of the Initial Purchaser, QIB's or Foreign Qualified Purchasers to the Republic of South Africa or any political subdivision or taxing authority thereof or therein save that stamp duty or similar taxes in the Republic of South Africa will be payable by Initial Purchaser, QIB's or Foreign Qualified Purchasers if an instrument of transfer is executed in respect of the sale of any Notes and such person is reflected therein as a transferee unless the instrument of transfer is executed outside the Republic of South Africa and the registration of transfer is effected in any branch register kept by the Company outside the Republic of South Africa, (i) which branch register has, for a period of at least 5 (five) years, been used for registration of transfer of shares issued by the Company, (ii) which branch register is kept in a country in which there is a recognised stock exchange and shares which are issued by the Corporation are regularly bought and sold on that exchange and, (iii) which branch register is kept solely or mainly for the convenience of investors who are not ordinarily resident in the Republic of South Africa;

(xi) it is not necessary that the Indenture, Purchase Agreement, Registration Rights Agreement, Notes, ADRs or Ordinary Shares issuable upon the conversion of such Notes or any document relating to the issue of the Notes or Ordinary Shares issuable upon the conversion of such Notes be stamped with any stamp, registration or similar tax in the Republic of South Africa, other than stamp duty or similar taxes on the issue of the Notes and Ordinary Shares upon conversion payable by the Company at the rate of .25% of the issue price and stamp duty or similar tax at .25% of the consideration or market value, whichever is the higher on the transfer of Notes or Ordinary Shares issuable upon the conversion of such Notes;

(xii) there are no taxes or other governmental charges payable by the holder under the laws or regulations of the Republic of South Africa or any political subdivision or taxing authority thereof or therein in respect of dividends or other distributions relating to the Notes or Ordinary Shares and ADRs issuable upon the conversion of such Notes by a holder who is not ordinarily resident in the Republic of South Africa, or in respect of the Purchase Agreement;

(xiii) no transfer, withholding, income, capital gains, gift, estate, wealth, transfer or similar taxes or other charges will be imposed on the holder or beneficial owner of the Notes or Ordinary Shares and ADRs issuable upon the conversion of such Notes by the Republic of South Africa or any political subdivision or taxing authority thereof or therein in connection with the ownership, transfer or distributions on the Notes or Ordinary Shares and ADRs issuable upon the conversion of such Notes or otherwise, where such owner has no connection with the Republic of South Africa other than the holding or beneficial ownership of the Notes or Ordinary Shares and ADRs issuable upon the conversion of such Notes save that income tax may be payable on shares, if dealing activities in the Notes or Ordinary Shares and ADRs issuable upon the conversion of such Notes constitute trading stock (that is, the Notes or Ordinary Shares and ADRs issuable upon the conversion of such Notes are not bought and held for long-term investment purposes) and if the share dealing activities of the holder or beneficial owner concerned are carried on in the Republic of South Africa or if the recipient of any interest payments under the Notes is not an exempt person in terms of section 10(1)(A) of the South African Income Tax Act No. 58 of 1962;

(xiv) the choice of law provision set forth in the Indenture, Purchase Agreement and Registration Rights Agreement will be recognized by the South African courts subject to all applicable pleading requirements; the irrevocable submission by the Company to the jurisdiction of any state or federal court in the United States in any action arising out of or based upon the Indenture, Purchase Agreement or Registration Rights Agreement or the transactions contemplated hereby, the waiving by the Company of any objection to the venue of any such action in any such court and the agreement of the Company that the Indenture, Purchase Agreement and Registration Rights Agreement shall be governed and construed in accordance with the laws of the State of New York, are legal, valid and binding in the Republic of South Africa;

(xv) subject to the provision in (xvi) below, a South African court will enforce a judgment for an amount payable under the Purchase Agreement in a foreign currency; and

(xvi) a judgment duly obtained in a foreign court should, subject to the permission of the relevant Minister in terms of The Protection of Businesses Act, No. 99 of 1978 (as amended), be enforceable in the Republic of South Africa in accordance with the ordinary procedures applicable under South African law for the enforcement of foreign judgments; provided that (i) the judgment was final and conclusive; (ii) not obtained by fraud; (iii) is not in any manner contrary to the principles of natural justice; (iv) the enforcement thereof was not contrary to public policy; (v) the foreign court in question had jurisdiction and competence according to the applicable laws on conflict of laws, (vi) a foreign judgment will probably not be recognized in South Africa if the foreign court exercised jurisdiction over the defendant solely by virtue of an attachment to find jurisdiction or on the basis of domicile alone, and (vii) the South African courts will not enforce foreign revenue and penal laws.

(xvii) the Company has an authorized capitalization as set forth in the Offering Memorandum, and all of the outstanding Ordinary Shares of the Company have been duly and validly authorized and issued and are fully paid and non-assessable;

(xviii) the descriptions in the Offering Memorandum of statutes, legal and governmental proceedings and contracts and other documents are accurate in all material respects; the statements in the Offering Memorandum under the heading "Certain Federal Income Tax Consequences", to the extent that they constitute summaries of matters of South African law or regulation or legal conclusions, have been reviewed by such counsel and fairly summarize the matters described therein in all material respects;

(xix) to the knowledge of such counsel, there are no pending actions or suits or judicial, arbitral, rule-making, administrative or other proceedings to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject which (A) singularly or in the aggregate, if determined adversely to the Company or any of its subsidiaries could reasonably be expected to have a material adverse effect to the best knowledge of such counsel, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(xx) except as disclosed in the Offering Memorandum and the audited annual financial statements of the Company, no assets of the Company or any of its South African Material Subsidiaries is subject to any mortgages, security interests, pledges, liens or encumbrances.

                                   SCHEDULE C

                     OPINION OF U.S. COUNSEL TO THE COMPANY

(i) Each of the Indenture, Purchase Agreement and Registration Rights Agreement are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other similar laws affecting the enforcement of creditor's rights generally and by general equitable principles;

(ii) when the Notes to be issued by the Company under the Indenture are executed by the Company and authenticated by the Trustee in accordance with the Indenture and delivered to the Initial Purchaser against payment therefor in accordance with the terms of this Agreement and the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other similar laws affecting the enforcement of creditor's rights generally and by general equitable principles, and will be entitled to the benefits of the Indenture; and the Notes conform in all material respects to the description thereof in the Offering Memorandum;

(iii) the execution and delivery by the Company of, and the performance by the Company of its obligations under each of the Indenture, Purchase Agreement and Registration Rights Agreement to the best of our knowledge (it being recorded that we are not required to make any independent investigation in order to establish such knowledge), and the issuance and delivery of the Notes to be delivered pursuant to the Purchase Agreement, will not contravene any provision of applicable U.S. law; provided, that such counsel is not required to opine on the qualification of the Indenture under applicable law or the obligations of the Company with respect to the registration statement to be filed under the Registration Rights Agreement;

(iv) the choice of law provision set forth in the Indenture, Purchase Agreement and Registration Rights Agreement will be recognized by New York courts subject to all applicable pleading requirements; the irrevocable submission by the Company to the jurisdiction of any state or federal court in the United States in any action arising out of or based upon the Indenture, Purchase Agreement or Registration Rights Agreement or the transactions contemplated hereby, the waiving by the Company of any objection to the venue of any such action in any such court and the agreement of the Company that the Indenture, Purchase Agreement and Registration Rights Agreement shall be governed and construed in accordance with the laws of the State of New York, are legal, valid and binding in the State of New York;

(v) no consent, approval, authorization, license, registration, or qualification or order of any federal or New York court or governmental agency or regulatory body is required for the due authorization, execution, delivery or performance by the Company of its obligations under the Purchase Agreement, the Indenture, the Registration Rights Agreement or the Securities except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities (except, other than as set forth in paragraph (viii) below, we give no opinion as to registration of the Securities under the Securities Act and the qualification of the Indenture under the Trust Indenture Act of 1939, as amended);

(vi) the Company is not an "investment company" or an entity controlled by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended;

(vii) the statements in the Offering Memorandum under the caption "Certain Income Tax Consequences" insofar as such statements constitute a summary of the United States federal tax laws referred to therein, fairly summarize the matters referred to therein in all material respects; and assuming (i) the Initial Purchaser is a "qualified institutional buyer" within the meaning of Rule 144A of the Securities Act and (ii) the accuracy of the representations and warranties and compliance with the agreements of the Company in Section 6(x) of the Purchase Agreement and of the Initial Purchaser in Section 7 of the Purchase Agreement, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchaser under the Purchase Agreement or in connection with the initial resale of the Securities by the Initial Purchaser in accordance with Section 7 of the Purchase Agreement and the Offering Memorandum to register the Securities under the Act, or to qualify the Indenture under the Trust Indenture Act of 1939, as amended, it being understood that no opinion is expressed as to any subsequent resale of any of the Notes or the Ordinary Shares or ADRs issuable upon conversion of any of the Notes.

                                   SCHEDULE D

M.M. Wellesley-Wood
I.L. Murray
F.H. Coetzee
D.C. Baker
G.C. Campbell
N. Goodwin
R.P. Hume
M.P. Ncholo

B. Beer
A. Beyers
H. Botes
E. de Beer
J. H. Dissel
M. A. Eloff
J. Engels
C. Halsey
B. Morton
D. vanden Bergh

                                   SCHEDULE E

The net proceeds of approximately US$57 million from the sale of the Notes will be used as follows: US$15 million for capital expenditure to upgrade and improve the Company's metallurgical plants and expand the Company's mining operations, approximately US$15 million for the acquisition of gold producing businesses or companies, approximately US$15 million for mining exploration and resource evaluation in South Africa including the Argonaut Project, approximately US$8 million for capital expenditures designed to reduce administrative and protection costs and the remainder for general corporate purposes involving working capital.